Exhibit 10.11

PERSONAL & CONFIDENTIAL
April 22, 2010
Joseph Parham Jr.
Dear Joe:

We are excited that you will be joining our Company as Vice President Chief Human Resources Officer reporting to me. I am sure that you will make a significant contribution to our company and I look forward to your starting with us on May 3, 2010.

Cash Compensation

Your Target Annualized compensation will be $462,000. This includes base salary plus the full year annual target bonus.
The components are as follows:

Annual base compensation will be $330,000 and a total target annual bonus opportunity of $132,000, which is 40% of your base salary. The bonus for 2010 will be prorated for the portion of the year that you are actually employed. Since you are starting on May 3rd, your proration will be 8/12 or $88,000. The bonus targets, which are the same for all bonus-eligible employees in the corporate office, are based upon the number of cars sold in the US in 2010 and Asbury EBITDA at each level of sales. We are excited about our opportunity to eam an excellent bonus in 2010 and a copy of the Bonus plan document is attached.
Equity Grants
Special new hire grant
On May 3,2010 you will also receive a grant of 10,000 restricted shares. These shares will vest 100% on the third anniversary of the grant date. If Asbury resumes dividend payments to our shareholders, you will also receive dividend equivalents for your unvested restricted shares. These dividend equivalents will be accrued and paid out to you in cash when the shares vest.

Prorated annual Grants

On May 3, 2010 you will receive a grant of 10,000 restricted shares. These shares will vest 1/3 on each anniversary of the grant date. This Grant will also accrue Dividend equivalents.
On May 3, 2010 you will receive a grant of 10,000 performance units. These shares will vest 1/3 on each anniversary of the grant date. This Grant will also accrue Dividend equivalents. A summary of the terms of the performance grant is attached.
Equity Holding Guidelines
Unvested restricted shares also count toward your equity holding guideline, which is two times your base salary. These grants will put you at about 59% of your guideline amount of 34,144 shares.
Auto Allowance
You will receive a car allowance in the amount of $800 per month. This amount will be paid to you in our regular payroll and will be subject to normal withholding.
Benefits

We offer the following items in our benefits package: Family Health, Dental and Vision Care, a 401 (k) Plan, Employee LTD, Life and STD. We can provide you the details as you would like.
Vacation
In 2010 you will be have 3 weeks of vacation and 4 weeks of paid vacation annually thereafter.
Termination Protection
You will receive a termination protection agreement providing base salary and benefits continuation for one year in the event of termination, as defined in the agreement. A form of this agreement is attached.

In extending this offer of employment, we have relied on your representations that (1) you will not use in any way any confidential information (or any records, documents and similar items) relating to the business of your former employers while employed at Asbury and (2) you have not entered into any agreement or made any commitment to any prior employer or other third party (including, without limitation, non-competition provisions or other restrictive covenants in agreements with prior employers) which would in any way affect or limit your ability to carry out your duties with Asbury. By signing this offer letter, you acknowledge that any inaccuracy in these representations may be grounds for termination.
To signify your acceptance of this position, please sign below and return one copy to me.
Sincerely,
/s/ Charles Oglesby
Charles Oglesby
President and CEO
Asbury Automotive Group, Inc.
I hereby Signify my acceptance of the position

Signature	Date
/s/ Joseph G. Parham, Jr.	April 22, 2010

GENERAL PROVISIONS

A.	At Will Employment
Executive and Asbury acknowledge and agree that Executive is an "at will" employee, which means that either Executive or Asbury may terminate the employment relationship at any time, for any reason, with or without cause or notice, and that nothing in this Agreement shall be construed as an express or implied contract of employment for any length of time.

B.	Execution of Release
As a condition to the receipt of the Severance Pay payments and benefits described in Section I above, Executive agrees to execute a release of all claims arising out of Executive's employment or Termination including but not limited to any claim of discrimination, harassment or wrongful discharge under local, state or federal law.

C.	Alternative Dispute Resolution
Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before an arbitrator (who shall be an attorney with at least ten years' experience in employment law) in the city where Executive is located and in accordance with the rules and procedures of the American Arbitration Association. Each party may choose to retain legal counsel and shall pay its own attorneys' fees, regardless of the outcome of the arbitration. Executive may be required to pay a filing fee limited to the equivalent cost of filing in the court of jurisdiction. Asbury will pay the fees and costs of conducting the arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court of jurisdiction. This clause shall not preclude or restrict the Company from seeking and obtaining injunctive relief in a court of competent jurisdiction in relation to the enforcement of any post-employment restrictive covenants.

Initials	Initials
Executive	For the Company

D.	Other Provisions
The headings and captions are provided for reference and convenience only and shall not be considered part of this Agreement.
Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after mailing, and (iv) addressed as follows (or This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

AGREED TO AS OF ____________________________ ________ ,2010:

BY EXECUTIVE:	BY ASBURY:

ASBURY AUTOMOTIVE GROUP, INC.

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